Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2007 Fourth Quarter Earnings of $3.9 Million and Full Year Earnings of $19.4 Million

Business Editors—New York – (Business Wire – January 15, 2008)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA) (the “Company”) today reported that its net earnings for the fourth quarter of 2007 (“Q4-07”) were $3.9 million, or $0.48 per diluted share, compared to $5.8 million, or $0.69 per diluted share, for the fourth quarter of 2006 (“Q4-06”). Net earnings for 2007 were $19.4 million, or $2.31 per diluted share, compared to $23.5 million, or $2.82 per diluted share, for 2006. Book value per common share increased to $22.23 at December 31, 2007, from $20.31 at December 31, 2006. The Company does not own, originate or invest in sub prime single-family home loans or construction/development loans.

Net earnings for Q4-07 decreased by $1.9 million from Q4-06 primarily due to a $2.6 million decrease in net interest and dividend income and $0.5 million increase in noninterest expenses, partially offset by a $1.3 million decrease in the provision for income taxes. Net interest and dividend income was lower due to a decrease in the Company’s net interest margin. The margin (excluding loan prepayment income) decreased to 1.89% in Q4-07, from 2.48% in Q4-06, due to an increase in nonaccrual loans, a higher cost of deposits and repayments of higher yielding loans coupled with lower competitive pricing for new loans. Interest income that was not recorded on nonaccrual loans amounted to $1.9 million in Q4-07, compared to a $0.1 million net recovery of interest in Q4-06. Noninterest expenses increased primarily due to $0.5 million of expenses associated with nonaccrual loans/foreclosed real estate and a $0.3 million increase in FDIC insurance premiums (due to a higher rate structure imposed by the FDIC on all insured financial institutions), partially offset by $0.5 million of expense from the early retirement of debentures in Q4-06 which did not recur. The provision for loan losses decreased slightly to $0.7 million in Q4-07, from $0.8 million in Q4-06 as the impact of a decline in the rate of net loan growth was largely offset by additional provisions resulting from credit downgrades on nonaccrual loans. Noninterest income decreased to $1.7 million in Q4-07, from $1.9 million in Q4-06 due to a lower level of income from loan prepayments. The Company’s effective income tax rate was 43% in Q4-07, compared to 42% in Q4-06. The Company had 72 employees at December 31, 2007 and 2006. The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, was 34% in Q4-07, compared to 23% in Q4-06. Return on average assets and equity decreased to 0.77% and 8.76% respectively, in Q4-07, from 1.18% and 14.56% respectively, in Q4-06. The efficiency ratio and returns on average assets and equity were negatively affected by nonaccrual loans and higher FDIC insurance premiums.

Net earnings for 2007 decreased by $4.1 million from 2006 due to an $8.0 million decrease in net interest and dividend income and a $1.1 million increase in the provision for loan losses, partially offset by a $2.0 million increase in noninterest income, a $2.9 million decrease in the provision for income taxes and a $0.1 million decrease in noninterest expenses. The net interest margin (excluding loan prepayment income) decreased to 2.11% in 2007, from 2.75% in 2006 due to the same reasons noted above for the quarterly period. Interest income that was not recorded on nonaccrual loans amounted to $4.5 million in 2007, compared to $0.2 million in 2006. The provision for loan losses increased due to credit downgrades on nonaccrual loans. Noninterest income increased due to a higher level of income from loan prepayments, which included $2.5 million of income from the early payoff of one loan. Noninterest expenses remained relatively unchanged as a one-time charge of $1.5 million recorded in 2006 in connection with death benefits payable to the Company’s former Chairman was offset by $0.7 million of expenses associated with nonaccrual loans/foreclosed real estate and a $0.9 million increase in FDIC insurance premiums. The Company’s effective income tax rate was 44% in 2007, compared to 43% in 2006.

Total assets at December 31, 2007 amounted to $2.0 billion, compared to $1.97 billion at December 31, 2006. The increase reflected the growth in the Company’s loan portfolio, partially offset by a lower level of security investments and other short-term investments.

Total loans, net of unearned fees, at December 31, 2007 increased to $1.61 billion, from $1.49 billion at December 31, 2006. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New originations totaled $88 million for Q4-07 and $555 million for 2007, compared to $111 million for Q4-06 and $548 million for 2006. Principal repayments totaled $103 million for Q4-07 and $433 million for 2007, compared to $113 million for Q4-06 and $427 million for 2006.

Total nonaccrual loans increased to $90.8 million (18 loans) at December 31, 2007, from $3.3 million (2 loans) at December 31, 2006. Foreclosure proceedings are pending on all of the loans and are in various stages of resolution, including some proceedings that have been temporarily stayed by reason of bankruptcy filings. The Company believes that the estimated fair value of each of the underlying collateral properties continues to exceed its recorded investment in the related nonaccrual loan as of December 31, 2007. However, there can be no assurance that the Company will not incur loan chargeoffs or significant expenses with respect to the ultimate collection of these loans. At December 31, 2007, two loans totaling $11.9 million were 90 days past due and still accruing interest. The loans have matured and the borrowers continue to make monthly payments of principal and interest. One loan ($0.9 million) will be extended by the Company and the other loan ($11.0 million) may be extended or the Company will continue to collect monthly payments of principal and interest until it is repaid in full.

The total allowance for loan losses amounted to $21.6 million at December 31, 2007, compared to $17.8 million at December 31, 2006. The allowance represented 1.34% of total loans (net of deferred fees) outstanding at December 31, 2007 and 1.20% at December 31, 2006. The increase in the allowance was due to provisions totaling $3.8 million during the year, of which $2.2 million was attributable to credit downgrades on nonaccrual loans and $1.6 million from net loan growth of $122 million from December 31, 2006.

Total securities held to maturity at December 31, 2007 decreased to $344 million, from $404 million at December 31, 2006, due to maturities and calls exceeding new purchases. The investment portfolio, which is held by Intervest National Bank, had a weighted-average remaining contractual maturity of 4.0 years and a yield of 5.01% at December 31, 2007. The Bank has used the proceeds from the security repayments to partially fund new loans. The Bank invests in U.S. government agency debt obligations to emphasize safety and liquidity. The Company does not own or invest in collateralized debt obligations or collateralized mortgage obligations.

Total deposits at December 31, 2007 increased to $1.66 billion, from $1.59 billion at December 31, 2006, reflecting an increase in certificate of deposit accounts. The Bank’s goal is to target its loan-to-deposit ratio at approximately 85%. This ratio was 88% at December 31, 2007.

Total borrowed funds and related interest payable at December 31, 2007 decreased to $136 million, from $173 million at December 31, 2006, due to a $25 million decrease in short-term FHLBNY advances outstanding and a $12 million decrease in outstanding debentures and related interest payable resulting from cash repayments and the conversion of certain debentures into the Holding Company’s Class A common stock.

Total stockholders’ equity at December 31, 2007 increased to $179.5 million, from $170.0 million at December 31, 2006. The increase was due to the following: $19.4 million from net earnings, $1.9 million from the conversion of debentures and $0.3 million from stock-based compensation, partially offset by the payment a $2.1 million cash dividend in June and the repurchase of $10 million of Class A common stock. In 2007, the Holding Company repurchased a total of 404,339 shares of its Class A common stock for $10 million under its share repurchase plan.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Selected Operating Data:
Interest and dividend income	$32,185	$34,042	$131,916	$128,605
Interest expense	22,635	21,864	89,653	78,297

Net interest and dividend income	9,550	12,178	42,263	50,308
Provision for loan losses	668	795	3,760	2,652

Net interest and dividend income after provision for loan losses	8,882	11,383	38,503	47,656
Noninterest income	1,704	1,946	8,825	6,855
Noninterest expenses	3,774	3,297	12,876	13,027

Earnings before income taxes	6,812	10,032	34,452	41,484
Provision for income taxes	2,933	4,213	15,012	17,953

Net earnings	$3,879	$5,819	$19,440	$23,531

Basic earnings per share	$0.48	$0.72	$2.35	$2.98
Diluted earnings per share	$0.48	$0.69	$2.31	$2.82
Adjusted net earnings for diluted earnings per share (1)	$3,879	$5,854	$19,484	$23,679
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per share	8,083,562	8,051,357	8,275,539	7,893,489
Diluted earnings per share (2)	8,155,481	8,507,245	8,422,017	8,401,379
Common shares outstanding at end of period	8,075,812	8,371,595	8,075,812	8,371,595
Common stock warrants outstanding at end of period	332,640	195,000	332,640	195,000

Yield on interest-earning assets	6.36%	6.93%	6.58%	7.04%
Cost of funds	5.01%	4.93%	4.99%	4.74%
Net interest margin (3)	1.89%	2.48%	2.11%	2.75%
Return on average assets (annualized)	0.77%	1.18%	0.96%	1.28%
Return on average equity (annualized)	8.76%	14.56%	11.05%	15.82%
Effective income tax rate	43.06%	42.00%	43.57%	43.28%
Efficiency ratio (4)	34%	23%	25%	23%

Total average loans outstanding	$1,634,379	$1,489,992	$1,601,271	$1,451,366
Total average securities outstanding	$353,829	$430,919	$386,797	$343,728
Total average short-term investments outstanding	$19,528	$28,783	$18,187	$32,105
Total average interest-earning assets outstanding	$2,007,736	$1,949,694	$2,006,255	$1,827,199
Total average assets outstanding	$2,023,606	$1,969,533	$2,024,600	$1,844,833

Total average deposits outstanding	$1,655,292	$1,589,441	$1,641,298	$1,482,775
Total average borrowings outstanding	$136,831	$171,791	$156,783	$167,401
Total average interest-bearing liabilities outstanding	$1,792,123	$1,761,232	$1,798,081	$1,650,176
Total average stockholders’ equity	$177,202	$159,816	$175,881	$148,781

Selected Financial Condition Information:	At Dec 31, 2007	At Sep 30, 2007	At Jun 30, 2007	At Mar 31, 2007	At Dec 31, 2006
Total assets	$2,021,392	$2,033,662	$2,052,831	$2,040,658	$1,971,753
Total cash and short-term investments	$33,086	$24,081	$39,321	$84,453	$40,195
Total securities held to maturity	$344,105	$347,001	$359,687	$373,322	$404,015
Total FRB and FHLB stock	$6,351	$6,351	$8,511	$6,001	$6,938
Total loans, net of unearned fees	$1,614,032	$1,628,387	$1,618,491	$1,550,370	$1,490,653
Total deposits	$1,659,174	$1,673,443	$1,636,287	$1,677,705	$1,588,534
Total borrowed funds and accrued interest payable	$136,434	$136,247	$190,007	$144,658	$172,909
Total stockholders’ equity	$179,561	$177,182	$177,720	$175,498	$170,046
Total allowance for loan losses	$21,593	$20,925	$19,402	$18,687	$17,833
Total loans ninety days past due and still accruing	$11,853	$—	$16,314	$—	$—
Total nonaccrual loans	$90,756	$74,526	$22,076	$11,735	$3,274
Total loan chargeoffs	$—	$—	$—	$—	$—
Total foreclosed real estate	$—	$975	$975	$—	$—
Book value per common share	$22.23	$21.75	$21.25	$20.95	$20.31
Allowance for loan losses / net loans	1.34%	1.29%	1.20%	1.21%	1.20%

(1)	Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted during the period they were outstanding for purposes of computing diluted earnings per share.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.12% and 2.79% for the quarters ended December 31, 2007 and 2006, respectively, and 2.46% and 3.02% for the twelve-months ended December 31, 2007 and 2006, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	Year Ended Dec 31, 2003
Balance Sheet Highlights:
Total assets	$2,021,392	$1,971,753	$1,706,423	$1,316,751	$911,523
Asset growth rate	3%	16%	30%	44%	33%
Total loans, net of unearned fees	$1,614,032	$1,490,653	$1,367,986	$1,015,396	$671,125
Loan growth rate	8%	9%	35%	51%	37%
Total deposits	$1,659,174	$1,588,534	$1,375,330	$993,872	$675,513
Deposit growth rate	4%	16%	38%	47%	34%
Loans/deposits (Intervest National Bank)	88%	84%	88%	86%	79%
Borrowed funds and accrued interest payable	$136,434	$172,909	$155,725	$202,682	$140,383
Stockholders’ equity	$179,561	$170,046	$136,178	$90,094	$75,385
Common shares outstanding (1)	8,075,812	8,371,595	7,823,058	6,271,433	5,988,377
Common book value per share	$22.23	$20.31	$17.41	$14.37	$12.59
Market price per common share	$17.22	$34.41	$24.04	$19.74	$14.65
Asset Quality Highlights
Nonaccrual loans	$90,756	$3,274	$750	$4,607	$8,474
Loans ninety days past due and still accruing	$11,853	$—	$2,649	$—	$—
Foreclosed real estate	$—	$—	$—	$—	$—
Allowance for loan losses	$21,593	$17,833	$15,181	$11,106	$6,580
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$—	$—	$—	$—	$—
Allowance for loan losses / net loans	1.34%	1.20%	1.11%	1.09%	0.98%
Statement of Operations Highlights:
Interest and dividend income	$131,916	$128,605	$97,881	$66,549	$50,464
Interest expense	89,653	78,297	57,447	38,683	28,564

Net interest and dividend income	42,263	50,308	40,434	27,866	21,900
Provision for loan losses	3,760	2,652	4,075	4,526	1,969
Noninterest income	8,825	6,855	6,594	5,140	3,321
Noninterest expenses	12,876	13,027	10,703	8,251	7,259

Earnings before income taxes	34,452	41,484	32,250	20,229	15,993
Provision for income taxes	15,012	17,953	14,066	8,776	6,873

Net earnings	$19,440	$23,531	$18,184	$11,453	$9,120

Basic earnings per share	$2.35	$2.98	$2.65	$1.89	$1.85
Diluted earnings per share	$2.31	$2.82	$2.47	$1.71	$1.53
Adjusted net earnings used to calculate diluted earnings per share	$19,484	$23,679	$18,399	$11,707	$9,572
Average common shares used to calculate:
Basic earnings per share	8,275,539	7,893,489	6,861,887	6,068,755	4,938,995
Diluted earnings per share	8,422,017	8,401,379	7,449,658	6,826,176	6,257,720
Net interest margin (2)	2.11%	2.75%	2.70%	2.52%	2.90%
Return on average assets	0.96%	1.28%	1.20%	1.02%	1.19%
Return on average equity	11.05%	15.82%	16.91%	14.14%	15.34%
Effective income tax rate	43.57%	43.28%	43.62%	43.38%	42.98%
Efficiency ratio (3)	25%	23%	23%	25%	29%
Full-service banking offices	7	7	6	6	6

(1)	The decrease in shares in 2007 is comprised of 404,339 shares of Class A common stock repurchased, partially offset by the issuance of 108,556 shares of Class a common stock from the conversion of convertible debentures.

The increase in shares in 2006 is comprised of 501,465 shares from the exercise of Class A common stock warrants and 47,072 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2005 is comprised of 1,436,468 shares from a public offering of Class A common stock and 115,157 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2004 is comprised of 42,510 shares from the exercise of Class A common stock warrants and 240,546 shares from the conversion of convertible debentures into Class A common stock.

(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.46% for 2007, 3.02% for 2006, 3.04% for 2005, 2.84% for 2004 and 3.21% for 2003.
(3)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.